UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 001-12753
                                                                       ---------

                             Fidelity Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)

         5455 W. Belmont Avenue, Chicago, Illinois 60641, (773) 736-4414
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       |X|             Rule 12h-3(b)(1)(i)    |_|
         Rule 12g-4(a)(l)(ii)      |_|             Rule 12h-3(b)(1)(ii)   |_|
         Rule 12g-4(a)(2)(i)       |_|             Rule 12h-3(b)(2)(i)    |_|
         Rule 12g-4(a)(2)(ii)      |_|             Rule 12h-3(b)(2)(ii)   |_|
                                                   Rule 15d-6             |_|

         Approximate number of holders of record as of the certification or notice date: None
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         Pursuant to the requirements of the Securities Exchange Act of 1934, Fidelity Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 21, 2003
       ------------------    Name:  /s/ Jerry A. Weberling
                                    --------------------------------------------
                             Title: Executive Vice President and Chief Financial
                             Officer of MAF Bancorp, Inc. (successor by merger
                             to Fidelity Bancorp, Inc.)